EXHIBIT 10.24
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
FUKUDA DENSHI CO., LTD. AND VOLCANO THERAPEUTICS, INC.
JAPANESE DISTRIBUTION AGREEMENT
     THIS AGREEMENT (“Agreement”), effective on the Effective Date (defined below), is made and entered into between Volcano Therapeutics, Inc., a Delaware corporation, with its principal office at 2870 Kilgore Road, Rancho Cordova, California 95670, U.S.A. (hereinafter referred to as “Volcano”), and Fukuda Denshi Co., Ltd., a corporation of Japan, with its principal office at 3-39-4 Hongo, Bunkyo-ku, Tokyo 113, Japan (hereinafter referred to as “Fukuda”).
     In consideration of the mutual promises contained herein, the parties agree as follows:
1. DEFINITIONS
     A. “Act” shall mean any act, statute, or regulation of any kind governing the products in the U.S.A. including the Federal Food, Drug and Cosmetic Act (21 U.S.C. Sections 301-392 (2002)).
     B. “Best Efforts” shall mean every necessary and prudent effort of a party applied in a prompt, commercially reasonable manner, to the maximum extent reasonably allowed by such party’s available financial resources, taking into account all of such party’s business commitments for such financial resources.
     C. “Effective Date” shall mean November 30, 2004.
     D. “EndoSonics Agreement” shall mean the Japanese Distribution Agreement, dated August 31, 1998, by and between Fukuda and EndoSonics Corporation, a Delaware corporation (“EndoSonics”), which was subsequently assigned to Volcano from Jomed, Inc., a Delaware corporation (formerly EndoSonics), that granted distribution rights related to certain medical device products to Fukuda from EndoSonics.
     E. “Field” shall mean the cardiology field and does not include endovascular or peripheral applications fields.
     F. “QSR’s” shall mean the good manufacturing practices for medical devices set forth by any Act governing the products in the U.S.A. including United States 21 C.F.R. Section 820 (2004).
     G. “Territory” shall mean the country of Japan, but as defined by the accounts listed on Exhibit A. Distributor shall make best effort and accept its responsibility to sell to the accounts listed in Exhibit A.
     H. “Volcano Products” shall mean those Volcano phased array versions of the products listed on Exhibit B attached hereto and all successor products thereto. Volcano Products may be changed, abandoned or added by Volcano, at its sole discretion, provided that Volcano gives one hundred twenty (120) days’ prior written notice to Fukuda.
2. APPOINTMENT AND AUTHORITY OF FUKUDA
     A. Appointment. Subject to the terms and conditions set forth herein, Volcano hereby appoints Fukuda as Volcano’s non-exclusive distributor for the Volcano Products in the Field throughout the Territory for the period commencing on the Effective Date until June 30, 2007. Subject to the terms and conditions set forth herein, Fukuda hereby accepts such appointment.
     B. Use of Trademarks. Volcano hereby grants to Fukuda a non-exclusive license to use the Volcano Trademarks (defined herein below) for the purpose of identifying and marketing the products in the Territory for use in the Field. Any use of the Volcano Trademarks will be in accordance with such instructions as Volcano may give Fukuda from time to time. Volcano shall, at its expense, use reasonable efforts to protect and maintain all registration, filings and issuance of Volcano Trademarks in full force and effect.
     C. Fukuda Trademarks. Volcano shall not, without the prior written consent of Fukuda in each instance, use in any manner whatsoever, Fukuda’s name, its trademarks, logos, symbols or other images of Fukuda or of any party affiliated therewith.
     D. Territorial Limitation. Fukuda shall not, without the prior written consent of Volcano: (i) promote, advertise, sell, distribute the Volcano Products in any country outside the Territory, (ii) cause, directly or indirectly, the importation of the Volcano Product into any country outside the Territory; nor (iii) establish a repair or maintenance facility in any country outside the Territory.
     E. Conflict of Interest. Commencing on the date hereof, Fukuda shall use its Best Efforts in the promotion and sale of the Volcano Products and all other products to which it acquires distribution rights hereunder.
     F. Independent Contractors. The relationship of Volcano and Fukuda established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other or (ii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party’s business are the sole responsibility of such party. All sales and other agreements between Fukuda and its customers are Fukuda’s exclusive responsibility and shall have no effect on Volcano’s obligations under this Agreement. Volcano shall be solely responsible for, and shall indemnify and hold Fukuda free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising out of the acts of Volcano, its employees or its agents. Fukuda shall be solely responsible for, and shall indemnify and hold Volcano free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising out of the acts of Fukuda, its employees or its agents.
3. TERMS OF PURCHASE OF PRODUCTS BY FUKUDA
     A. Terms and Conditions. All purchases of Volcano Products by Fukuda from Volcano during the term of this Agreement shall be subject to the terms and conditions of this Agreement.
     B. Prices. All prices are FCA (Incoterms 2000) Volcano’s plant. The purchase price to Fukuda for each of the Volcano Products (“Purchase Price”) is set forth on Exhibit B hereto, as such Purchase Prices shall be amended from time to time during the term of this Agreement by mutual agreement of the parties.
     The Purchase Prices may be revised from time to time through consultation between Volcano and Fukuda, taking into account the then prevailing market prices of the similar products. Such revisions shall apply to all orders received after the effective date of revision.

Price increases shall not affect unfulfilled purchase orders accepted by Volcano prior to the effective date of the price increase.
     C. Taxes. The amounts payable by Fukuda under Section 3 are exclusive of all taxes and government charges (including, without limitation, interest and penalties), if any, payable to the Japanese government. If Fukuda is required to withhold any taxes on amounts payable to Volcano in accordance with this Agreement, pursuant to the laws and regulations of Japan, Fukuda shall compensate Volcano for any such withholding by paying Volcano an additional amount equal to such amount withheld. Nothing in this Section 3.C. shall be construed to mean that Fukuda is responsible for taxes and charges (including, without limitation, interest and penalties) to the federal or state government of the U.S.A. which are imposed on Volcano.
     D. Order and Acceptance. All orders for Volcano Products submitted by Fukuda shall be initiated by written purchase orders sent to Volcano and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally or by facsimile if a confirmational written purchase order is received by Volcano within ten (10) days after said oral or facsimile order. To facilitate Volcano’s production scheduling, Fukuda shall use reasonable commercial efforts to submit purchase orders to Volcano at least sixty (60) days prior to the first day of the requested month of delivery. No order shall be binding upon Volcano until accepted by Volcano in writing, and Volcano shall have no liability to Fukuda with respect to purchase orders that are not accepted. Volcano shall notify Fukuda of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within ten (10) days of receipt of the purchase order, if not rejected within such period of ten (10) days, the order shall be deemed accepted. Volcano will use its Best Efforts, consistent with its obligations to other similarly-situated customers, to process and ship all orders in accordance with requested delivery dates by Fukuda.
     E. Terms of Purchase Orders. Fukuda’s purchase orders submitted to Volcano from time to time with respect to Volcano Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.
     F. Payment. Volcano shall submit an invoice to Fukuda upon each shipment of Volcano Products ordered by Fukuda. The invoice shall cover Fukuda’s purchase price for the Volcano Products in a given shipment plus any freight, taxes or other applicable costs initially paid by Volcano but to be borne by Fukuda. Payment shall be made in U.S. dollars and payment shall be by wire transfer, check or other instrument approved by Volcano. Payment terms shall be the full invoiced amount due for payment received by Volcano within sixty (60) days of the date of the invoice. Fukuda may take a two (2) percent discount as a reduction of the invoice price if payment is received by Volcano within fifteen (15) days of the date of invoice. Any invoiced amount not received within sixty (60) days of the date of invoice shall be subject to a service charge of one and a half percent (1.5%) per month or such lesser percentage permitted by applicable law.
     G. Shipping. All Volcano Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in Volcano’s standard shipping cartons, marked for shipment at Fukuda’s address set forth above or any other address in the Territory as Fukuda indicates, and delivered to Fukuda or its carrier agent FCA (INCOTERMS 2000) Volcano’s manufacturing plant, at which time title to such Volcano Products and risk of loss shall pass to Fukuda. Unless otherwise instructed in writing by Fukuda, Volcano shall select the carrier. All freight, insurance, and other applicable expenses, as well as any special packing expense, shall be paid by Fukuda.
     H. Rejection of Product. Fukuda shall inspect all Volcano Products, except those Volcano Products which are sterilized and sealed by Volcano at its plant, promptly upon receipt thereof and may reject any Volcano Product that fails to meet the specifications set forth in Volcano’s current product specifications for that Volcano Product. Any Volcano Product not properly rejected within sixty (60) days of receipt of that Volcano Product at Fukuda’s facility after customs clearance for import (the “Rejection Period”) shall be deemed accepted. To reject a Volcano Product, Fukuda shall, within the Rejection Period, notify Volcano in writing by facsimile of its rejection and request a Return Material Authorization (“RMA”) number. Volcano shall provide the RMA number in writing by facsimile to Fukuda within ten (10) days of receipt of the request. Within ten (10) days of receipt of the RMA number, Fukuda shall return to Volcano the rejected Volcano Product, freight collect, in its original shipping carton with the number displayed on the outside of the carton. Provided that Volcano has complied with its obligations in this Agreement, Volcano reserves the right to refuse to accept any rejected Volcano Products that do not bear an RMA number on the outside of the carton. As promptly as possible but no later than fifteen (15) working days after receipt by Volcano of properly rejected Volcano Products, Volcano shall, at its expense, replace the Volcano Products and ship such replacement Volcano Products freight prepaid.
     I. Return of Products After Rejection Period. After the Rejection Period, Volcano’s Standard Limited Warranty shall be applied. For sterilized and sealed Volcano Products such as catheters, however, Volcano shall replace those Volcano Products found defective with new Volcano Products if such defects should be found within fifteen (15) months of shipment of such Volcano Products to Fukuda if a notice with the details of such defects is given by Fukuda to Volcano within a reasonable period after Fukuda or the user has discovered defects or ought to have discovered them. If Volcano tests and inspects these returned Volcano Products and determines that such Volcano Products perform according to Volcano written specifications, no credit will be given to Fukuda. If upon such test and inspections, such returned Volcano Products do not perform to Volcano’s written specification, these Volcano Products will be replaced at no cost to Fukuda except in the case that Volcano proves that such defect was caused after the FCA (INCOTERMS 2000) point of shipment by Volcano to Fukuda.
     J. No Time Restriction. Notwithstanding any provision herein to the contrary, Fukuda’s rights and remedies under this Agreement or laws of the Territory shall not be subject to any time restriction that may be imposed by any provisions of the laws of non-mandatory nature so long as Fukuda gives notice specifying the nature of the lack of conformity within a reasonable time after Fukuda or the user has discovered it or ought to have discovered it.
4. WARRANTY TO FUKUDA’S CUSTOMERS
     A. Standard Limited Warranty. Fukuda shall pass on to its customers Volcano Standard Limited Warranty for the Volcano Products. This warranty shall cover the Volcano Products for a period of fifteen (15) months from the date of shipment to Fukuda. This warranty is contingent upon proper use of a Volcano Product in the application for which it was intended and does not cover Volcano Products that were modified without Volcano’s approval or that were subjected by the customer to unusual physical stress. If a Volcano Product fails to meet the warranty provided herein, Volcano’s sole liability and Fukuda and/or the end-user’s sole remedy shall be either the replacement by Volcano of the defective unit with another unit of the same product (or a unit of a substantially equivalent product thereto if the original model is no longer manufactured) or the refund by Volcano of the purchase price paid for such defective product.
     B. No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, VOLCANO HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE VOLCANO PRODUCTS, INCLUDING BUT NOT LIMITED TO THEIR FITNESS FOR A PARTICULAR PURPOSE, OR THEIR MERCHANTABILITY. OTHER THAN FOR PUNITIVE DAMAGES, NOTHING IN THIS SECTION 4 SHALL LIMIT THE INDEMNIFICATION OBLIGATION UNDER SECTION 8.A. WITH RESPECT TO DAMAGE CLAIMS FOR PERSONAL INJURY AND/OR DEATH CAUSED BY DEFECT OF THE VOLCANO PRODUCTS.
5. ADDITIONAL OBLIGATIONS OF VOLCANO AND FUKUDA
     A. Clinical Trials: Management, Product Supply and Regulatory Approvals. Fukuda agrees that it will undertake to manage, at Fukuda’s expense, all animal trials and human clinical trials required to obtain approval from all Japanese regulatory authorities to market in the Field throughout the Territory the Volcano Products and all other products to which Fukuda acquires distribution rights under this Agreement. Fukuda agrees to expeditiously submit for Ministry of Health, Labour and Welfare (“MOHLW’’) approval any Volcano Product. Upon (i) the termination of this Agreement and/or (ii) the termination of the EndoSonics Agreement, Fukuda shall, expeditiously transfer to Volcano all regulatory and/or governmental approvals, permits, licenses and the like of the Volcano Products and EndoSonics Products (as defined in the EndoSonics Agreement), to Volcano. Volcano will be responsible to pay Fukuda only the cost of transferring such approvals, permits, licenses and the like to Volcano (i.e., labor costs, supplies, and government fees).
     Volcano agrees that it will supply products to Fukuda to conduct the animal trials and human clinical trials for free.
     Volcano shall assist Fukuda in obtaining regulatory approvals and registration of the products in the Field throughout the Territory by providing Fukuda with:
     (i) materials in Volcano possession necessary to obtain MOHLW approvals and marketing approvals, licenses, and permits;
     (ii) certificates of analysis, export and compliance;
     (iii) trademark authorizations; and
     (iv) such other information as Fukuda shall reasonably request from time to time.
     Volcano agrees to train Fukuda in the proper clinical use of all Volcano Products, and Fukuda shall be responsible in turn for training its customers. Also at Fukuda’s request, Volcano agrees to make arrangements to send one of Volcano’s major U.S. clinical investigator physicians to Japan to (i) give lectures on the use of these products and (ii) perform clinical training of these products to Japanese physicians. Fukuda agrees to reimburse Volcano for all out-of-pocket expenses for the travel of this physician to Japan.
     B. Forecasts. Within the first ten (10) days of every quarter, Fukuda shall provide Volcano with a four quarter rolling forecast (“Forecast”) showing prospective orders by product model and intended purchase order submittal date. The quantities forecasted for the first quarter of each Forecast (“Binding Quarter”) shall be binding on Fukuda and deemed supported by a non-cancelable purchase order.
     C. Promotion of the Products. Fukuda shall, at its own expense, use its Best Efforts to promote the sale of the Volcano Products in the Field throughout the Territory. Such promotion shall include, but not be limited to, preparing promotional materials in languages appropriate for the Territory, advertising the Volcano Products in trade publications within the Territory, participating in appropriate trade shows to the extent Fukuda thinks fit, and directly soliciting orders from customers for the Volcano Products.
     D. Finances and Personnel. Fukuda shall devote sufficient financial resources, technically qualified sales personnel, and service personnel to the Volcano Products to fulfill its responsibilities under this Agreement.
     E. Customer and Sales Reporting. Fukuda shall, at its own expense:
     (i) place the Volcano Products in Fukuda’s catalogues as soon as possible and feature Volcano Products in any applicable trade show that it attends to the extent Fukuda thinks fit;
     (ii) provide adequate contact with existing and potential customers in the Field throughout the Territory on a regular basis, consistent with good business practice;
     (iii) assist Volcano in assessing customer requirements for the Volcano Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features;
     (iv) submit market research information, as reasonably requested by Volcano, regarding competition and changes in the market in the Territory; and
     (v) provide Volcano with a report, by product type, of all sales of Volcano Products for each quarter no later than sixty (60) days following the end of such quarter.
     F. Import Requirement. Fukuda shall, at its own expense, pay all import licenses and permits, pay customs charges and duty fees, imposed by any Japanese governmental authority upon or applicable to any import by Fukuda under this Agreement, and take all other actions required to accomplish the import of the Volcano Products purchased by Fukuda.
     G. Export Law Compliance. Fukuda understands and recognizes that the Volcano Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations, as amended from time to time, related to the export of technical data and equipment and products produced therefrom. Fukuda agrees to comply with all such regulations in connection with the distribution of the Volcano Product. Fukuda agrees to cooperate with Volcano and to provide Volcano with such reasonable assistance as is required in order to comply with the export administration regulations of the United States. Nothing in this Section 5.H. shall be construed to require that Fukuda shall bear any cost or expense required to comply with such U.S. export regulations.
6. ADDITIONAL OBLIGATIONS OF VOLCANO
     A. Supply of Sample Products and Materials. Volcano shall supply Fukuda’s requirements for the Volcano Products in the Field throughout the Territory consistent with the delivery schedules. Volcano shall promptly provide Fukuda without any charges with marketing and technical information concerning the Volcano Products as well as reasonable quantities of brochures, instructional material, advertising literature, and other Volcano Product data, with all such material printed in the English language. Volcano agrees to discuss with Fukuda for supplying appropriate number of sample Volcano Products or granting a fifty percent (50%) discount for appropriate number of Volcano Products for assistance of Fukuda’s sales.
     B. Response to Inquiries. Volcano shall promptly respond to all inquiries from Fukuda concerning matters pertaining to this Agreement.
     C. Testing. Volcano shall test all Volcano Products before shipment to Fukuda under U.S. FDA cGMP or QSR requirements.
     D. Delivery Time. Volcano shall minimize delivery time as much as possible and to fulfill delivery obligations as committed in any acceptance.
     E. Market Information. Upon reasonable request of Fukuda, Volcano shall provide Fukuda with information as to general market movement, competitors’ prices and strategies, names of Volcano’s major customers (users) and other information that may help Fukuda promote and sell the Volcano Products in the Field throughout the Territory.
     F. Customer’s Special Requirements. From time to time, Fukuda may encounter requests from customers for special changes or modifications on Volcano Products so that the Volcano Products meet their particular usage. In such cases, if Fukuda deems it necessary to comply with such requirements for its market strategy, Fukuda shall request Volcano to make such changes or modifications on the Volcano Products and Volcano shall use its reasonable commercial efforts to meet such requirements.
     G. New Developments. Volcano shall inform Fukuda of new Volcano Product developments during regularly scheduled quarterly reviews.
     H. Regulatory Reporting and Analysis of Returned Products. Volcano shall file, or cause to be filed, all reports required of a manufacturer pursuant to the applicable U.S. medical device reporting regulations. Volcano, as the manufacturer of the products, shall perform all failure analysis on the products within thirty (30) days of receipt of each failed product and shall file all reports required with the applicable U.S. regulatory agency. Volcano shall further cooperate with and assist Fukuda in submitting all reports that Fukuda, as distributor of the products, may be required to file. Fukuda shall promptly provide Volcano with copies of all such reports.
7. TERM AND TERMINATION
     A. Term. This Agreement shall be effective on the Effective Date and shall continue in force through June 30, 2007, unless terminated earlier under the provisions of this Section 7. Six (6) months prior to expiration, the parties will meet to discuss in good faith an extension to this Agreement. Thereafter the term of the Agreement may be renewed by mutual agreement of the parties for successive periods of two (2) years each.
     B. Termination for Cause. If either party materially defaults in the performance of any obligation in this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within ninety (90) days after receipt of such notice, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the ninety (90) day period, then the Agreement shall automatically terminate at the end of that period.
     C. Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against Fukuda or Volcano of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts; (ii) upon Fukuda’s or Volcano’s making an assignment for the benefit of creditors; or (iii) upon Fukuda’s or Volcano’s dissolution.
     D. Fulfillment of Orders upon Termination. Upon termination of this Agreement, Volcano shall continue to fulfill, subject to the terms of Section 3 above and if so requested by Fukuda, all orders accepted by Volcano prior to the date of termination.
     E. Return of Materials. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature and sales aids of every kind with respect to the Volcano Products shall remain the property of Volcano as long as the objects still remain in Fukuda’s possession. Within thirty (30) days after the termination of this Agreement, Fukuda shall prepare all such items in its possession for shipment as Volcano may direct, at Volcano’s expense. Fukuda shall not make or retain any copies of any confidential items or information or any product literature which may have been entrusted to it. Effective upon the termination of this Agreement, Fukuda shall cease to use all trademarks, marks and trade names of Volcano; provided, however, that Fukuda may continue to use such trademarks to market, distribute or sell any inventory of the products in Fukuda’s possession at the time of such termination as permitted pursuant to Section 7.F.
     F. Inventory on Termination. Upon termination of this Agreement due to expiration (7.A), Fukuda may return to Volcano, or its nominee, its remaining inventory which is new and unused for credit or refund at the then current selling prices or, upon mutual agreement, for a period not to exceed one hundred eighty (180) days, sell any remaining inventory. Upon termination due to Fukuda’s default or insolvency (7.B., 7.C.), Fukuda at Volcano’s option, will return its remaining inventory which is new and unused for credit or refund at the then current selling prices or for a period not to exceed one hundred eighty (180) days, sell any remaining inventory. Upon termination due to Volcano’s default or insolvency (7.B., 7.C.), Fukuda at its option will return its remaining inventory which is new and unused for credit or refund at the then current selling prices, or for a period not to exceed one hundred eighty (180) days, sell any remaining inventory.
     G. Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Volcano or Fukuda. Termination shall not, however, relieve either party of obligations incurred prior to the termination.
     H. Survival of Certain Terms. The provisions of Sections 2.F, 3.F, 4, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

8. LIABILITY COVERAGE AND LIMITATIONS
     A. Products Liability. Volcano agrees to carry products liability insurance for all of its Volcano Products. This liability insurance will cover the design, manufacture and performance of Volcano Products when these products are promoted, sold and used by customers for uses specified in Volcano labeling, promotional materials and instructions for use. Fukuda will be responsible for any liability arising out of (1) Fukuda’s sales of Volcano Products for applications not included in Volcano’s labeling, promotional material and instructions for use, (2) for liability claims arising from Fukuda’s wrongful training of customer users, and (3) liability claims arising from wrongful use of Volcano Products by Fukuda’s customers. Volcano shall indemnify and hold Fukuda free and harmless from all costs, expenses and damages incurred by Fukuda in connection with third party claims concerning personal injury or death caused by a defect in the design or manufacture of a Volcano Product or a non-conformance with Volcano’s then current specifications for Volcano Products existing at the time of delivery of such Volcano Product by Volcano under Section 3.G.
     B. Limitation on Liability. VOLCANO’S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE VOLCANO PRODUCT SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE VOLCANO PRODUCTS. IN NO EVENT SHALL VOLCANO BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS. IN NO EVENT SHALL VOLCANO BE LIABLE TO FUKUDA OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED PURPOSE OR ANY LIMITED REMEDY, OTHER THAN FOR PUNITIVE DAMAGES, NOTHING IN THIS SECTION 8.B. SHALL LIMIT THE INDEMNIFICATION OBLIGATION UNDER SECTION 8.A WITH RESPECT TO DAMAGE CLAIMS FOR PERSONAL INJURY AND/OR DEATH CAUSED BY DEFECT OF THE VOLCANO PRODUCTS.
9. PROPERTY RIGHTS AND CONFIDENTIALITY
     A. Property Rights. Fukuda agrees that Volcano owns all right, title and interest in the Volcano Product lines that include the Volcano Products now or hereafter subject to this Agreement and in all of Volcano’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Volcano Products. The use by Fukuda of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason, such authorization shall cease.
     B. Sale Conveys No Right to Manufacture or Copy. The Volcano Products are offered for sale and are sold by Volcano subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Volcano Products. Fukuda shall take appropriate steps with its customers, as Volcano may request, to inform them of and assure compliance with the restrictions contained in this Subsection 9.B.
     C. Confidentiality. Each party shall maintain in confidence all Confidential Information, as defined below, of the other party and shall not use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. A party may disclose Confidential Information, as authorized hereunder, only to those of its employees or agents who agree to be bound by the terms of this Section 9. Fukuda may disclose the Confidential Information to MOHLW, if and when it is so required, during the MOHLW approval proceedings, provided that Fukuda shall make its Best Efforts to avoid or limit such disclosure. As used in this Agreement, the term “Confidential Information” shall mean information deemed by a party to be its confidential or proprietary information and disclosed to the other party in writing and marked “Confidential”, or disclosed orally under confidence, including without limitation, any confidential engineering designs and drawings, know-how, trade secret, research, data, process, technique, research project, work in process, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the party, its present or future products, sales suppliers, customers, employees, investors or business. Upon request of either of the parties hereto, the other party shall advise whether or not it considers any particular information or materials to be confidential. Fukuda shall not publish any technical description of the Volcano Products beyond the description published by Volcano (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by either of the parties hereto of any Confidential Information of the other party, provided that the restrictions under Section 9 hereof do not in any manner affect Fukuda’s rights and/or licenses granted under any other agreements entered into between Volcano and Fukuda.
     D. Exclusions. The term “Confidential Information” shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of a party receiving such information, generally known or available; (ii) is known by the party receiving such information at the time of receiving such information, as evidenced by its records; (iii) is hereafter furnished to the party receiving such information by a third party, as a matter of right and without restriction on disclosure; (iv) is the subject of a written consent to disclose provided by the disclosing party, which consent may be withheld in the sole discretion of such party; or (v) is discovered or developed by a party independent of and without any reference to Confidential Information of the disclosing party, as evidenced by the written records of the receiving party.
10. TRADEMARKS AND TRADE NAMES
     A. Use. During the term of this Agreement, Fukuda shall have the right to indicate to the public that it is an authorized distributor of Volcano Products and to advertise (within the Territory) such Volcano Products under the trademarks, marks and trade names that Volcano may adopt from time to time (“Volcano Trademarks”). Fukuda shall not alter or remove any Volcano Trademark applied to the Volcano Products at the factory. Nothing herein shall grant to Fukuda any right, title or interest in the Volcano Trademarks. At no time during or after the term of this Agreement shall Fukuda challenge or assist others to challenge the Volcano Trademarks or the registration thereof or attempt to register any trademarks, marks or trade name confusingly similar to those of Volcano.
     B. Approval of Representations. Fukuda shall respect the Volcano Trademarks and follow the instructions of Volcano as to the usage of Volcano Trademarks. If any of the Volcano Trademarks are to be used in conjunction with another trademark on or in relation to the Volcano Products, then the Volcano Trademark shall be presented equally legibly, equally prominently, and of the same or greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

11. PATENT, COPYRIGHT AND TRADEMARK INDEMNITY
     A. Indemnification. Fukuda agrees that Volcano has the right to defend, or at its option to settle, and Volcano agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Fukuda or its customer on the issue of infringement of any Japanese patent, or trademark by the Volcano Products sold hereunder, or the use thereof, subject to the limitations hereinafter set forth. Volcano shall have sole control of any such action or settlement negotiations, and Volcano agrees to pay, subject to the limitations hereafter set forth, any final judgment entered against Fukuda or its customer on such issue in any such suit or proceeding defended by Volcano. Fukuda agrees to notify Volcano promptly in writing of such claim, suit or proceeding and gives Volcano authority to proceed as contemplated herein, and, at Volcano’s expense, gives Volcano proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If the Volcano Products, or any part thereof, are the subject of any claim, suit or proceeding for infringement of any Japanese patent, or trademark, or if the sale or use of the Volcano Products, or any part thereof is, as a result, enjoined, then Volcano shall, at its expense (i) procure for Fukuda and its customers the right under such patent, or trademark to sell or use, as appropriate, the Volcano Products or such part thereof; (ii) replace the Volcano Products, or part thereof, with other suitable Volcano Products or parts; (iii) suitably modify the Volcano Products, or part thereof; or (iv) if the use of the Volcano Products, or part thereof is prevented by injunction, remove the Volcano Products, or part thereof and refund the aggregate payments paid therefor by Fukuda, less a reasonable sum for use and damage.
     B. Limitation. Notwithstanding the provisions of Subsection 11.A above, Volcano assumes no liability for (i) infringements covering completed equipment or any assembly, circuit, combination method or process in which any of the Volcano Products may be used but not covering the Volcano Products standing alone; (ii) any trademark infringement involving any marking or branding not applied by Volcano or involving any marking or branding applied at the request of Fukuda; or (iii) the modification of the Volcano Products, or any part thereof, unless such modification or servicing was done by Volcano.
     C. Entire Liability. The foregoing provision of this Section 11 states the entire liability and obligations of Volcano and the exclusive remedy of Fukuda and its customers, with respect to any alleged patent or trademark infringement by the Volcano Products or any part thereof.
12. GENERAL PROVISIONS
     A. Arbitration. All disputes, controversies, or differences which may arise between the parties hereto, out of, in relation to, or in connection with this Agreement or the breach thereof, shall be finally settled by arbitration in accordance with the Japan-American Trade Arbitration Agreement of September 16, 1952 (as amended), by which each party hereto agrees to be bound. If arbitration is requested by Fukuda, arbitration shall be conducted in Sacramento, California, U.S.A.; if arbitration is requested by Volcano, arbitration shall be conducted in Tokyo, Japan. Judgment upon an award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of endorsement, as the case may be.
     B. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

     C. Notices. Any notice required or permitted by this Agreement shall be in writing and deemed to be given (i) upon personal delivery to the party be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient (if not, then on the next business day); (iii) ten (10) days after having been sent by registered or certified airmail, return receipt requested, postage prepaid; or (iv) four (4) business days, after being properly deposited with an internationally recognized overnight courier, specifying express delivery, with written verification of receipt addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder.
     D. Force Majeure. Non-performance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control of and not caused by the negligence of the non-performing party.
     E. Change of Control and Assignment. This Agreement, including all terms and conditions hereof which survive any termination or expiration of this Agreement, shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign any of its rights and obligations hereunder without prior written consent of the other party, and any such assignment or purported assignment shall be void, except that an assignment pursuant to merger, acquisition or sale of all or substantially all of the assets of a party shall not require such consent.
     F. Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.
     G. Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expense, including arbitration costs and reasonable attorneys’ fees.
     H. Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, each party retaining one copy thereof.

VOLCANO THERAPEUTICS, INC.

By:	/s/ Scott Huennekens

PRINTED NAME: Scott Huennekens

TITLE: President & CEO

FUKUDA DENSHI CO., LTD.

By:	/s/ Kotaro Fukuda

PRINTED NAME: Kotaro Fukuda

TITLE: President

EXHIBIT A
ACCOUNTS
To be determined

EXHIBIT B
TO FUKUDA DENSHI CO., LTD. AND VOLCANO THERAPEUTICS, INC.
JAPANESE DISTRIBUTION AGREEMENT
Prices Effective November 1, 2005
Description of VOLCANO Products and Pricing

Distributor Name:	Fukuda Denshi Co., Ltd.
Distributor Territory:	Japan

	CATALOG	TRANSFER
PRODUCT	NUMBER	PRICE (EACH)
Phased Array IVUS Products:
Meridian PC Based Console and VH IVUS Hardware and Software:	TBD

1-15 Units Purchased Annually		[CONFIDENTIAL]
USD
16-24 Units Purchased Annually		[CONFIDENTIAL]
USD
25+ Units Purchased Annually		[CONFIDENTIAL]
USD

VH Digital Recorder (for use with In-Vision Gold system only)	804175-001	[CONFIDENTIAL]
USD
VH IVUS Software Perpetual License Agreement	8044140015	[CONFIDENTIAL]
USD
VH Software Support and Maintenance Agreement	805698001	[CONFIDENTIAL]
USD per unit
Annually

·	Travel costs associated with installation are not included in product cost.

·	All prices are quoted “each” and in US Dollars

Distributor Authorized Signature and Date	VOLCANO Authorized Signature and Date
Volcano Corporation                                         CONFIDENTTIAL